Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2006 Third Quarter Financial Results and Stock Split

•	Revenues for the Third Quarter Increased 33.2 Percent over Prior Year
•	Diluted EPS for the Third Quarter Increased to $0.44, Compared to $0.35 in the Third Quarter of the Prior Year, which included a $0.11 Diluted Per Share Gain on Sale of Certain Assets
•	Three-for-two stock split payable December 11, 2006

ATLANTA, October 25, 2006 — RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2006. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2006, revenues increased 33.2 percent to $154,209,000 compared to $115,801,000 in the third quarter last year. Revenues increased compared to the prior year primarily due to higher pricing as well as capacity additions made during the past year. Operating profit for the quarter was $46,625,000 compared to $36,315,000 in the prior year. Operating profit in the prior year included a pre-tax gain of $10,700,000 on sale of certain assets of RPC’s hammer, casing, laydown and casing torque-turn services. Net income was $28,770,000 or $0.44 diluted earnings per share ($0.29 adjusted for the three-for-two split), compared to $23,107,000, or $0.35 diluted earnings per share last year ($0.24 adjusted for the three-for-two split). Net income in the prior year period included an after-tax gain of $0.11 diluted earnings per share ($0.07 adjusted for the three-for-two split).

Cost of services rendered and goods sold was $74,011,000, or 48.0 percent of revenues, during the third quarter of 2006, compared to $61,424,000, or 53.0 percent of revenues, in the prior year. The increase in these costs was due to the variable nature of many of these expenses, including compensation, equipment rental expense, maintenance and repairs, materials and supplies, and fuel costs. As a percentage of revenues, however, cost of services rendered and goods sold decreased because of improved pricing and higher equipment and personnel utilization which leverage fixed costs over higher revenues. Selling, general and administrative expenses increased by 23.6 percent in the third quarter of 2006 to $23,480,000 from $19,000,000 in the prior year. This increase was due primarily to higher compensation and other operational expenses consistent with higher activity levels and improved profitability. As a percentage of revenues, however, these costs decreased to 15.2 percent in 2006 compared to 16.4 percent last year due to the fixed nature of many of these expenses. Depreciation and amortization were $11,572,000 during the quarter, compared to $9,863,000 last year. This increase was due to the higher level of capital expenditures made during recent quarters.

For the nine months ended September 30, 2006, revenues increased 40.7 percent to $436,298,000 compared to $310,076,000 last year. Net income increased 80.9 percent to $81,284,000, or $1.24 diluted earnings per share ($0.82 adjusted for the three-for-two split) compared to net income of $44,944,000, or $0.69 diluted earnings per share last year ($0.46 adjusted for the three-for-two split), which included an after-tax gain on sale of certain assets in the third quarter of $0.11 diluted earnings per share ($0.07 adjusted for the three-for-two split).

RPC also announced that its Board of Directors has approved a three-for-two split of the Company’s outstanding common stock. The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional share of common stock will be distributed on December 11, 2006 to holders of record at the close of business on November 10, 2006. No fractional shares will be issued. Fractional share amounts resulting from the split will be paid to shareholders in cash.

“RPC’s strong activity levels continued in the third quarter of 2006,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Our revenue growth is principally due to pricing increases that have taken effect over the past year, as well

3rd Quarter 2006 Press Release

as some capacity increases. The average domestic rig count during the third quarter was 1,721, 20.2 percent higher than the same period in 2005. Our revenues increased by more than this because of our improved pricing and capacity additions. The average price of oil increased 11.2 percent but the average price of natural gas decreased by 41.3 percent during the quarter compared to the prior year.

Hubbell continued, “We are implementing the long-term strategic plan that we have discussed over the past several months, supported in part by our revolving credit facility, which we closed in September. The equipment ordered as part of our expansion plan will begin to be delivered late in the fourth quarter. In addition, we are expanding our geographic locations, and we are preparing the additional infrastructure necessary to utilize this equipment effectively when it arrives. We are closely watching the price of natural gas, which declined significantly during the third quarter. Our third quarter results were very strong, and we see no decrease in customer activity levels at the present time. However, we continue to monitor commodity prices, the domestic rig count, and all indications from our customers regarding their current and future activity levels.

“Our Board also approved a three-for-two stock split at its regular quarterly meeting,” stated Hubbell. “This is the fourth split in RPC’s history. The decision is a response to our strong earnings and confidence in our long term growth. We believe that this will reward our current shareholders and increase the investment appeal of our common stock.”

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, hydraulic workover services, coiled tubing, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Both Technical Services and Support Services experienced stronger results due to the increased drilling rig count and related customer activity, increased capacity utilization, and higher pricing. Technical Services revenues rose 29.2 percent for the quarter compared to the prior year, driven by higher pricing and some increased capacity, slightly offset by the elimination of revenues from the operating assets of its hammer, casing, laydown and casing torque-turn services, which were sold in August 2005. Support Services revenues rose by 56.9 percent during the quarter compared to the prior year. This increase was driven primarily by increased capacity in the rental tool service line, which is the largest service line within Support Services, as well as improved pricing in the service lines which comprise this segment.

3rd Quarter 2006 Press Release

	Three Months Ended September 30		Nine Months Ended September 30

	2006	2005	2006	2005

	(in thousands)
Revenues:
Technical services	$127,929	$99,046	$362,262	$262,963
Support services	26,280	16,755	74,036	47,096
Other	—	—	—	17

Total revenues	$154,209	$115,801	$436,298	$310,076

Operating profit:
Technical services	$40,131	$24,911	$113,413	$57,029
Support services	8,216	3,255	21,768	8,737
Other	—	(2)	(1)	(300)
Corporate expenses	(3,201)	(2,650)	(9,168)	(7,315)
Gain on disposition of assets, net	1,479	10,801	4,480	12,212

Total operating profit	$46,625	$36,315	$130,492	$70,363

Other income, net	320	319	700	1,782
Interest income, net	13	131	260	301

Income before income taxes	$46,958	$36,765	$131,452	$72,446

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the timing and amount of planned future investments. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of continued low prices of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
Corporate Finance
404.321.2162
jlanders@rpc.net

3rd Quarter 2006 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended September 30, (Unaudited)	Third Quarter			Nine Months

	2006	2005	% BETTER (WORSE)	2006	2005	% BETTER (WORSE)

REVENUES	$154,209	$115,801	33.2%	$436,298	$310,076	40.7%

COSTS AND EXPENSES:

Cost of services rendered and goods sold	74,011	61,424	(20.5)	209,457	167,581	(25.0)

Selling, general and administrative expenses	23,480	19,000	(23.6)	66,955	55,594	(20.4)

Depreciation and amortization	11,572	9,863	(17.3)	33,874	28,750	(17.8)

Gain on disposition of assets, net	(1,479)	(10,801)	(86.3)	(4,480)	(12,212	(63.3)

Operating profit	46,625	36,315	28.4	130,492	70,363	85.5)

Interest income, net	13	131	(90.1)	260	301	(13.6)

Other income, net	320	319	0.3	700	1,782	(60.7)

Income before income taxes	46,958	36,765	27.7	131,462	72,446	81.4

Income tax provision	18,188	13,658	(33.2)	50,168	27,502	(82.4)

NET INCOME	$28,770	$23,107	24.5%	$81,284	$44,944	80.9%

EARNINGS PER SHARE

Basic	$0.45	$0.37	21.6%	$1.28	$0.71	80.3%

Diluted	$0.44	$0.35	25.7%	$1.24	$0.69	79.7%

AVERAGE SHARES OUTSTANDING

Basic	63,761	63,043		63,695	63,437

Diluted	65,533	65,331		65,715	65,589

ADJUSTED FOR THE THREE-FOR-TWO STOCK SPLIT EFFECTIVE DECEMBER 11, 2006

EARNINGS PER SHARE

Basic	$0.30	$0.24	25.0%	$0.85	$0.47	80.9%

Diluted	$0.29	$0.24	20.8%	$0.82	$0.46	78.3%

AVERAGE SHARES OUTSTANDING

Basic	95,641	94,565		95,543	95,156

Diluted	98,300	97,996		98,573	98,384

3rd Quarter 2006 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

At September 30, (Unaudited)		(In thousands)

	2006	2005

ASSETS
Cash and cash equivalents	$7,015	$21,560
Accounts receivable, net	138,613	98,833
Inventories	18,556	12,186
Deferred income taxes	4,575	4,818
Prepaid expenses and other current assets	1,900	1,936

Total current assets	170,659	139,333

Property, plant and equipment, net	224,699	135,290
Goodwill	24,093	24,124
Other assets	4,734	3,246

Total assets	$424,185	$301,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$56,739	$34,163
Accrued payroll and related expenses	12,852	8,815
Accrued insurance expenses	3,384	4,018
Accrued state, local and other taxes	3,170	2,665
Income taxes payable	4,142	7,216
Other accrued expenses	846	2,512

Total current liabilities	81,133	59,389

Accrued insurance expenses	6,557	6,774
Notes payable to banks	6,650	—
Pension liabilities	12,315	11,515
Deferred income taxes	7,922	7,923
Other long-term liabilities	3,351	3,272

Total liabilities	117,928	88,873

Common stock	6,474	6,435
Capital in excess of par value	16,068	18,981
Deferred compensation	—	(5,722)
Retained earnings	291,589	200,051
Accumulated other comprehensive loss	(7,874)	(6,625)

Total stockholders' equity	306,257	213,120

Total liabilities and stockholders' equity	$424,185	$301,993

Certain prior year balances have been reclassified to conform with current year presentation.

3rd Quarter 2006 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, (Unaudited)		(In thousands)

	2006	2005

Operating Activities:
Net income	$81,284	$44,944
Depreciation, amortization and other non-cash charges	35,690	29,706
Other net changes in operating activities	(6,914)	(19,354)

Net cash provided by operating activities	110,060	55,296

Investing Activities:
Capital expenditures	(118,831)	(55,439)
Other investing activities	5,962	11,449

Net cash used for investing activities	(112,869)	(43,990)

Financing Activities:
Payment of dividends	(9,602)	(5,082)
Borrowings from notes payable to banks	15,100	—
Repayments on notes payable to banks	(8,450)	—
Cash paid for common stock purchased and retired	(2,019)	(10,268)
Other financing activities	1,986	(4,032)

Net cash used for financing activities	(2,985)	(19,382)

Net decrease in cash and cash equivalents	(5,794)	(8,076)
Cash and cash equivalents at beginning of period	12,809	29,636

Cash and cash equivalents at end of period	$7,015	$21,560